CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated September 24, 2007, on the consolidated financial statements of MSB Financial Corp. (the “Company”) as of June 30, 2007 and 2006, and for each of the years then ended, as included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, in the Registration Statement on Form S-8 to be filed on or about May 15, 2008, with the Securities and Exchange Commission by the Company with respect to the MSB Financial Corp. 2008 Stock Compensation and Incentive Plan.

Pine Brook, New Jersey

May 15, 2008

/s/ Beard Miller Company LLP